UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on July 2, 2012, Dialogic Inc. (the “Company”) received a deficiency letter, dated June 27, 2012, from the Listing Qualifications Department of The NASDAQ Stock Market (“Staff”), notifying it that, for the prior 30 consecutive business days, the market value of the Company’s publicly held shares had been below the minimum $15.0 million requirement for continued listing on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5810(c)(3)(D) (the “Market Value Rule”). In accordance with the NASDAQ Listing Standards, the Company was given 180 calendar days, or until December 24, 2012, to regain compliance with the Market Value Rule. To regain compliance, the market value of the Company’s public held shares must close at $15.0 million or more for a minimum of 10 consecutive business days.

On December 26, 2012, the Company received a Staff Determination Letter from the Staff notifying it that the Company had not regained compliance with the Market Value Rule except for 15 trading days from August 15 through September 5, 2012, for which the Staff determined to exercise its discretionary authority and not deem the Company in compliance with the Market Value Rule. The December 26, 2012 Staff Determination Letter also stated that the Company’s securities would be scheduled for delisting from The NASDAQ Global Market and would be suspended at the opening of business on January 4, 2013, unless the Company requested an appeal of Staff’s decision to the Hearings Panel (the “Panel”) in accordance with the procedures set forth in the NASDAQ Listing Rule 5800 Series. Accordingly, the Company has requested a hearing before the Panel; this request has already been granted, and a hearing has been scheduled for March 7, 2013. Moreover, under the NASDAQ Listing Rules, and as has already been confirmed to the Company, this request for a hearing has automatically stayed the delisting of the Company’s common stock pending the issuance of a determination by the Panel. However, there can be no assurance that the Company’s appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: December 28, 2012

	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel